U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Phillips, Donald E.
   372 Fannin Landing Drive
   Brandon, MS USA 39042
2. Issuer Name and Ticker or Trading Symbol
   Great Lakes REIT GL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/30/00
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common shares              |11/20/|M   | |3000              |A  |12.00      |39580              |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common shares              |11/20/|M   | |5000              |A  |13.00      |39580              |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common shares [1]          |1/28/0|G   | |2200              |D  |           |39580              |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common shares [2]          |11/27/|G   | |2200              |D  |           |39580              |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common shares [3]          |11/27/|G   | |2200              |A  |           |2200               |I     |Spouse                     |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
1996 Directors stock  |12.00   |11/20|M   | |           |300|1/1/9|     |Common stock|3000   |       |0           |   |            |
options (right to buy)|        |/00  |    | |           |0  |6    |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
1997 Directors stock  |13.00   |11/20|M   | |           |500|1/1/9|     |Common stock|5000   |       |0           |   |            |
options (right to buy)|        |/00  |    | |           |0  |7    |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:
1. Gift of Shares to Family Members not in Household
2. Gift of Shares to Spouse
3. Gift of Shares to Spouse

/s/ Donald E. Phillips
SIGNATURE OF REPORTING PERSON
/Signature/
Donald E. Phillips
DATE
12/7/00